Exhibit 3.1

Her Imports

Amendment No. 1 to By-laws

Article II is hereby amended by adding the following Section 13:

13. ACQUISITION OF CONTROLLING INTEREST. Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes shall not apply to the Corporation.

Effective June 15, 2018